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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12
RIGEL PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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RIGEL PHARMACEUTICALS, INC.
1180 Veterans Boulevard
South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2004

DEAR STOCKHOLDER:

        You are cordially invited to attend the Annual Meeting of Stockholders of RIGEL PHARMACEUTICALS, INC., a Delaware corporation (the "Company"). The meeting will be held on Thursday, June 10, 2004 at 10:00 a.m. local time at Rigel's executive offices, located at 1180 Veterans Boulevard, South San Francisco, California 94080, for the following purposes:

  1.
  To elect two directors to hold office until the 2007 Annual Meeting of Stockholders.

  2.
  To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

  3.
  To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting is April 28, 2004. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

James H. Welch Secretary
South San Francisco, California April 29, 2004

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

RIGEL PHARMACEUTICALS, INC.
1180 Veterans Boulevard
South San Francisco, California 94080

PROXY STATEMENT

FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

June 10, 2004

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

WHY AM I RECEIVING THESE MATERIALS?

        We sent you this proxy statement and the enclosed proxy card because the Board of Directors of RIGEL PHARMACEUTICALS, INC. (sometimes referred to as the "Company" or "Rigel") is soliciting your proxy to vote at the 2004 Annual Meeting of Stockholders. You are invited to attend the annual meeting and vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

        The Company intends to mail this proxy statement and accompanying proxy card on or about May 10, 2004 to all stockholders of record entitled to vote at the annual meeting.

WHO CAN VOTE AT THE ANNUAL MEETING?

        Only stockholders of record at the close of business on April 28, 2004 will be entitled to vote at the annual meeting. On this record date, there were 18,213,287 shares of common stock outstanding and entitled to vote.

  Stockholders of Record: Shares Registered in Your Name

        If on April 28, 2004 your shares were registered directly in your name with Rigel's transfer agent, Wells Fargo Bank Minnesota, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on April 28, 2004 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

WHAT AM I VOTING ON?

        There are two matters scheduled for a vote:

  •
  Election of two directors; and

  •
  Ratification of the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

HOW DO I VOTE?

        You may either vote "For" all the nominees to the Board of Directors or you may "Withhold" your vote for any nominee you specify. For each of the other matters to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting or, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  •
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

  •
  To vote over the telephone, dial toll-free 1-800-560-1965 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 12:00 noon, Central Daylight Time, on June 9, 2004 to be counted.

  •
  To vote on the Internet, go to http://www.eproxy.com/rigl to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 12:00 noon, Central Daylight Time, on June 9, 2004 to be counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Rigel. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

WE PROVIDE INTERNET PROXY VOTING TO ALLOW YOU TO VOTE YOUR SHARES ON-LINE, WITH PROCEDURES DESIGNED TO ENSURE THE AUTHENTICITY AND CORRECTNESS OF YOUR PROXY VOTE INSTRUCTIONS. HOWEVER, PLEASE BE AWARE THAT YOU MUST BEAR ANY COSTS ASSOCIATED WITH YOUR INTERNET ACCESS, SUCH AS USAGE CHARGES FROM INTERNET ACCESS PROVIDERS AND TELEPHONE COMPANIES.

HOW MANY VOTES DO I HAVE?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of April 28, 2004.

WHAT IF I RETURN A PROXY CARD BUT DO NOT MAKE SPECIFIC CHOICES?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of both nominees for director and "For" ratification of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2004. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

WHO IS PAYING FOR THIS PROXY SOLICITATION?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to Rigel's Secretary at 1180 Veterans Boulevard, South San Francisco, California 94080; or

  •
  You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

WHEN ARE STOCKHOLDER PROPOSALS DUE FOR NEXT YEAR'S ANNUAL MEETING?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by January 10, 2005 to the Rigel's Secretary at 1180 Veterans Boulevard, South San Francisco, California 94080. If you wish to submit a proposal that is not to be included in next year's proxy materials, you must do so between February 10, 2005 and March 14, 2005. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

HOW ARE VOTES COUNTED?

        Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count "For" and "Withhold" and, with respect to proposals other than the election of directors, "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes for proposal 2. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

        If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange ("NYSE") on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

  •
  For the election of directors, the two nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Only votes "For" or "Withheld" will affect the outcome.

  •
  To be approved, Proposal No. 2, ratification of the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2004, must receive a "For" vote from the majority of shares present and entitled to vote either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

WHAT IS THE QUORUM REQUIREMENT?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 18,213,287 shares outstanding and entitled to vote. Thus, 9,106,644 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company's quarterly report on Form 10-Q for the second quarter of 2004.

PROPOSAL 1

ELECTION OF DIRECTORS

        Our amended and restated certificate of incorporation and bylaws provide that our Board of Directors shall be divided into three classes, with each class having a three-year term. Vacancies on the Board of Directors may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

        Rigel's Board of Directors is presently composed of nine members. There are two directors in Class I, the class whose term of office expires in 2004. Each of the nominees for election to this class is currently a director who was previously elected by our stockholders. If elected at the annual meeting, each of the nominees would serve until our 2007 annual meeting of stockholders and until his successor is elected and has qualified, or until his earlier death, resignation or removal.

        Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Nominating Committee of the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

        Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the annual meeting.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR A THREE-YEAR TERM EXPIRING AT THE 2007 ANNUAL MEETING

        Jean Deleage, PhD, age 63, joined us as a director in January 1997. Dr. Deleage is a founder and managing director of Alta Partners, a venture capital firm investing in information technologies and life science companies. Dr. Deleage is a managing partner of Burr, Egan, Deleage & Co., a venture capital firm that he founded in 1979. Dr. Deleage was a founder of Sofinnova, a venture capital organization in France, and Sofinnova, Inc., the U.S. subsidiary of Sofinnova. Dr. Deleage currently serves on the board of directors of Aclara Biosciences, Inc., Crucell, N.V., Kosan Biosciences, Inc. and Telik, Inc. Dr. Deleage received a Baccalaureate in France, a Masters Degree in electrical engineering from the Ecole Superieure d'Electricite and a PhD in economics from the Sorbonne.

        Alan D. Frazier, age 52, joined us as a director in October 1997. In 1991, Mr. Frazier founded Frazier Healthcare Ventures, a venture capital firm, and has served as the managing principal since its inception. From 1983 to 1991, Mr. Frazier served as Executive Vice President, Chief Financial Officer and Treasurer of Immunex Corporation, a biopharmaceutical company. From 1980 to 1983, Mr. Frazier was a principal in the Audit Department of Arthur Young & Company (now Ernst & Young). He also serves on the board of trustees of the Fred Hutchinson Cancer Research Center. Mr. Frazier holds a BA in economics from the University of Washington.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2005 ANNUAL MEETING

        Dennis Henner, PhD, age 52, joined us as a director in June 2003. Since May 2001, Dr. Henner has been a General Partner at MPM Capital, one of the world's largest dedicated life sciences investment firms. Prior to joining MPM, Dr. Henner was at Genentech from 1981 to 2001, where he was the Senior Vice President of Research, and a member of the Executive Committee, Product Review Committee and Research Review Committee. During his tenure, he oversaw the development of numerous products that have been fundamental to Genentech's success, including novel antibody products such as Herceptin. Dr. Henner is currently Chairman of the Board at Rinat and a member of the board of directors of Tercica and Xcyte. He received his PhD from the Department of Microbiology at the University of Virginia and did postgraduate training at the Scripps Clinic and Research Foundation. Dr. Henner's scientific work focused on the expression of therapeutic proteins in bacterial hosts, and the development of recombinant antibody therapeutics.

        Walter H. Moos, PhD, age 49, joined us as a director in March 1997. Since 1997, Dr. Moos has served as the Chairman and Chief Executive Officer of MitoKor, a biotechnology company. From 1991 to 1997, he served as Corporate Vice President and Vice President, Research and Development in the Technologies Division of Chiron Corporation, a biotechnology company. From 1982 to 1991, Dr. Moos held several positions at the Parke-Davis Pharmaceutical Research Division of the Warner-Lambert Company, last holding the position of Vice President, Neuroscience and Biological Chemistry. He has been an Adjunct Professor at the University of California, San Francisco, since 1992. Dr. Moos holds an AB from Harvard University and a PhD in chemistry from the University of California, Berkeley.

        Hollings C. Renton, age 57, joined us as a director in January 2004. Since June 2000, Mr. Renton has served as Chairman of the Board of Onyx Pharmaceuticals, Inc., where he has also served as President and Chief Executive Officer since March 1993 and a director since April 1992. Prior to joining Onyx, Mr. Renton was the President and Chief Operating Officer of Chiron Corporation. He assumed that position in 1991 on Chiron's acquisition of Cetus Corporation, where he had been President since 1990 and Chief Operating Officer since 1987. He joined Cetus in 1981 and was Chief Financial Officer from 1983 to 1987. He holds an MBA from the University of Michigan and a BS in mathematics from Colorado State University. Mr. Renton also serves as a member of the boards of directors of Cepheid, the Biotechnology Industry Organization (BIO), and Special Olympics Northern California.

        Stephen A. Sherwin, MD, age 55, joined us as a director in March 2000. Since March 1990, he has served as Chief Executive Officer and director of Cell Genesys, Inc., and as Chairman of the Board of Cell Genesys since March 1994. From March 1990 to August 2001, Dr. Sherwin held the additional position of President of Cell Genesys. From 1983 to 1990, Dr. Sherwin held various positions at Genentech Inc., a biopharmaceutical company, most recently as Vice President, Clinical Research. Dr. Sherwin currently serves as Chairman of the Board of Ceregene, Inc., a majority-owned subsidiary of Cell Genesys, and as a director of Neurocrine Biosciences, Inc. He received his MD from Harvard Medical School and his BA from Yale University.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2006 ANNUAL MEETING

        James M. Gower, age 55, has been our Chairman of the Board and Chief Executive Officer since October 2001. Mr. Gower joined us as our President, Chief Executive Officer and as a member of our Board of Directors in January 1997. From 1992 to March 1996, Mr. Gower was President and Chief Executive Officer of Tularik Inc., a biotechnology company developing small-molecule drugs regulating gene expression. Prior to Tularik, Mr. Gower spent ten years at Genentech, Inc., a biopharmaceutical company, where he most recently served as Senior Vice President. During his ten years at Genentech, Mr. Gower was responsible for business development and sales and marketing functions. In addition, he established and managed Genentech's foreign operations in Canada and Japan and served as President of Genentech Development Corporation. Mr. Gower serves on the board of directors of Cell Genesys, Inc. He holds a BS and an MBA in operations research from the University of Tennessee.

        Donald G. Payan, MD, age 55, one of our co-founders, has been a member of our Board of Directors since July 1996 and has served as our Executive Vice President and Chief Scientific Officer

since January 1997. From January 1997 to July 1998, he also served as our Chief Operating Officer. From July 1996 to January 1997, Dr. Payan served as our President and Chief Executive Officer. From December 1995 to May 1996, Dr. Payan was Vice President of AxyS Pharmaceuticals, Inc., a biopharmaceutical company. From September 1993 to December 1995, Dr. Payan was Executive Vice President and Chief Scientific Officer of Khepri Pharmaceuticals, Inc., which he founded and subsequently merged with AxyS Pharmaceuticals. Dr. Payan continues his association with the University of California, San Francisco, which began in 1982, where he is currently an Adjunct Professor of Medicine and Surgery. Dr. Payan holds a BS and an MD from Stanford University.

        Nicholas J. Simon, age 50, joined us as a director in June 2003. Mr. Simon has been a General Partner at MPM Capital since October 2001. Prior to joining MPM, Mr. Simon was Chief Executive Officer and Founder of Collabra Pharma, Inc., a pharmaceutical development company. Mr. Simon held several business development positions in his eleven years at Genentech including, most recently, Vice President, Business & Corporate Development for Genentech. During his tenure, he completed over fifty deals including product out-licensing, strategic alliances, and product acquisitions. Signature deals include the in-licensing of Rituxan and the strategic alliance with Xoma on anti-CD11. Prior to Genentech, Mr. Simon held various marketing and sales positions with several biotech companies including Xoma, Cooper Biomedical and Bethesda Research Laboratories. He is currently a member of the board of directors of ARYx Therapeutics, Barrier Therapeutics, Biovitrum, Cotherix, Genitope, Genteric and QuatRx. Mr. Simon received a BS in Microbiology from the University of Maryland and an MBA in Marketing from Loyola College.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of the Board of Directors

        As required under The Nasdaq Stock Market ("Nasdaq") listing standards, a majority of the members of a listed company's Board of Directors must qualify as "independent," as affirmatively determined by the Board of Directors. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all of the Company's directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Gower, Chairman of the Board of Directors and Chief Executive Officer, and Dr. Payan, Executive Vice President and Chief Scientific Officer.

        As required under new Nasdaq listing standards, the Company's independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

        The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating Committee. Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding "independence" and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

AUDIT COMMITTEE

        The Audit Committee of the Board of Directors oversees the Company's corporate accounting and financial reporting process, provides oversight assistance in connection with legal and ethical compliance programs established the Board of Directors and management of the Company and has been designated as the Company's Qualified Legal Compliance Committee. For these purposes, the Audit Committee performs several functions.

        The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed audit, review and attest services and any permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company's audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company's Annual Report on Form 10-K; discusses with management and the independent auditors the results of the annual audit and the results of the Company's quarterly financial statements; and reviews the results of management's efforts to monitor compliance with the Company's programs and policies designed to ensure adherence to applicable laws and rules and the Code of Conduct. Three directors comprise the Audit Committee: Messrs. Frazier and Renton and Dr. Sherwin. The Audit Committee met five times during the 2003 fiscal year. The Audit Committee has adopted a written Audit Committee Charter that is attached as Appendix A to these proxy materials and is also available at our website at http://www.rigel.com/rigel/audit_charter.

        The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company's Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A) of the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act). The Board of Directors has determined that Messrs. Frazier and Renton each qualifies as an "audit committee financial expert," as defined in applicable SEC rules. The Board made a qualitative assessment of Messrs. Frazier's and Renton's level of knowledge and experience based on a number of factors, including their formal education and Mr. Frazier's experience as a chief financial officer for a public reporting company and a former certified public accountant, and Mr. Renton's experience as a chief executive officer and chief financial officer for a public reporting company.

COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company's executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company's Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other members of senior management; recommends the compensation for Board members; and administers the Company's stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. Three directors comprise the Compensation Committee: Drs. Deleage and Moos and Mr. Simon. All members of the Company's Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met four times during the 2003 fiscal year.

NOMINATING COMMITTEE

        The Nominating Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, assessing the performance of the Board, including its committees, and serving as a focal point for communication between candidates for the Board, non-committee directors and the Company's management. The Nominating Committee charter can be found on our corporate website at http://www.rigel.com/rigel/nominating_charter. Three directors comprise the Nominating Committee: Drs. Henner, Moos and Sherwin. All members of the Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating Committee did not meet time during the 2003 fiscal year, but they did correspond with each other regarding the Class I directors standing for re-election.

        The Nominating Committee has not established any specific minimum qualifications that must be met for recommendation for a position on the Board of Directors of the Company. Instead, in considering candidates for director, the Nominating Committee will generally consider all relevant factors, including among others the candidate's applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company, the candidate's reputation for personal integrity and ethics and the candidate's ability to exercise sound business judgment. Other relevant factors, including diversity, age and skills, will also be considered. Candidates for director are reviewed in the context of the existing relationship of the Board of Directors (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders.

        The Nominating Committee uses its network of contacts (and those of other members of the Board of Directors) when compiling a list of potential director candidates and may also engage outside consultants (such as professional search firms). However, the Nominating Committee also has the power and authority to consider board nominees and proposals submitted by the Company's stockholders. All potential director candidates are evaluated based on the factors set forth above, and the Nominating Committee makes no distinction in its evaluation of candidates based on whether such candidates are recommended by stockholders or others. The Nominating Committee has established no special procedure for the consideration of director candidates recommended by stockholders.

        The Nominating Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating Committee in care of Legal Department, Rigel Pharmaceuticals, Inc. at 1180 Veterans Boulevard, South San Francisco, CA 94080 at least 120 days prior to the anniversary date of the mailing of the Company's proxy statement for the last Annual Meeting of Stockholders. The deadline for nominating a director for the 2005 Annual Meeting of Stockholders is January 10, 2005. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company's common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors met eight times during the 2003 fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served held during the period for which he was a director or committee member, respectively.

ATTENDANCE AT ANNUAL MEETING

        To date, we have not adopted a formal policy regarding director attendance at annual meetings of stockholders. As a practical matter, however, the Board of Directors typically schedules its meetings on the day of the annual meeting of stockholders and our directors, therefore, are encouraged to attend the annual meeting of stockholders. Two of our current directors attended the 2003 Annual Meeting of Stockholders.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        The Board of Directors has authorized the Nominating Committee to consider recommendations for Board nominees and proposals submitted by the Company's stockholders and to establish any policies and procedures to facilitate stockholder communications with the Board of Directors. Historically, the Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, the Nominating Committee will consider, from time to time, whether the adoption of a formal process for stockholder communications with the Board has become necessary or appropriate.

        Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Legal Department, Rigel Pharmaceuticals, Inc. at 1180 Veterans Boulevard, South San Francisco, CA 94080. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation or Nominating Committee.

CODE OF CONDUCT

        The Company has adopted the Rigel Pharmaceuticals Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on our website at http://www.rigel.com/rigel/code in connection with "Corporate Governance" materials. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website and in a Current Report on Form 8-K.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

        Pursuant to a charter amended and restated on October 1, 2003, the purpose of the Audit Committee of the Board of Directors of Rigel Pharmaceuticals, Inc. (the "Company") is to act on behalf of the Board of Directors in fulfilling the Board of Directors' oversight responsibilities with respect to the Company's corporate accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements, the quality and integrity of the Company's financial statements and reports and the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company's independent outside auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The Audit Committee is comprised of three independent directors, and each of the members of the Audit Committee is independent as currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the listing standards of The Nasdaq Stock Market. The Audit Committee maintains a written charter that outlines its responsibilities.

1
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any filing of Rigel under the Securities Act or Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

        The Company's management has primary responsibility for preparing the Company's financial statements and establishing the financial reporting process. The Company's independent auditors are responsible for performing an audit of the Company's financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

        The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003 with management and Ernst & Young LLP. The discussions with Ernst & Young LLP also included the matters required by Statement on Auditing Standards No. 61, as well as Ernst & Young LLP's independence. The Audit Committee received and reviewed the written disclosures and letter from Ernst & Young LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to the Company is compatible with maintaining the auditors' independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management. The Audit Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements. We have also discussed with management and Ernst & Young LLP the process used to support the certifications of the Chief Executive Officer and Chief Financial Officer that are required to accompany the Company's periodic filings with the Securities and Exchange Act.

        Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. In addition, the Audit Committee has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2004 and has presented its selection to the Board of Directors to present to the stockholders for ratification.

        The undersigned members of the Audit Committee have submitted this Audit Committee Report:

Alan D. Frazier

Stephen A. Sherwin, MD

Hollings C. Renton

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company's financial statements since our inception in 1996. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither the Company's bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as the Company's independent auditors. However, the Audit Committee of the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT AUDITORS' FEES

        The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2002 and December 31, 2003, by Ernst & Young LLP, the Company's principal accountant.

	Fiscal Year Ended
	2003	2002
	(in thousands)
Audit Fees	$303	$209
Audit-related Fees(1)	—	21
Tax Fees(2)	5	17

Total Fees	$308	$247

(1)
Amount in 2002 includes $19,000 for work performed related to the audit of the Company's 401(k) plan for the fiscal year ended December 31, 2001 and $2,000 related to accounting consultations.

(2)
Amounts in 2003 and 2002 are for work performed for the preparation of the Company's Federal and California tax returns for the fiscal years ended December 31, 2002 and December 31, 2001.

        All fees described above were approved by the Audit Committee.

        The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

MANAGEMENT

EXECUTIVE OFFICERS

        Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers as of March 31, 2004.

Name	Age	Position
James M. Gower	55	Chief Executive Officer, Chairman of the Board and Director
Donald G. Payan, MD	55	Executive Vice President, Chief Scientific Officer and Director
James H. Welch	46	Vice President, Chief Financial Officer and Secretary
Raul R. Rodriguez	43	Senior Vice President, Business Development and Commercial Operations
Elliott B. Grossbard, MD	56	Senior Vice President of Medical Development
Dolly Vance	39	General Counsel and Vice President of Intellectual Property
Robin D.G. Cooper	65	Senior Vice President of Pharmaceutical Sciences

        James M. Gower has been our Chairman of the Board and Chief Executive Officer since October 2001. Mr. Gower joined us as our President, Chief Executive Officer and as a member of our Board of Directors in January 1997. From 1992 to March 1996, Mr. Gower was President and Chief Executive Officer of Tularik Inc., a biotechnology company developing small-molecule drugs regulating gene expression. Prior to Tularik, Mr. Gower spent ten years at Genentech, Inc., a biopharmaceutical company, where he most recently served as Senior Vice President. During his ten years at Genentech, Mr. Gower was responsible for business development and sales and marketing functions. In addition, he established and managed Genentech's foreign operations in Canada and Japan and served as President of Genentech Development Corporation. Mr. Gower serves on the board of directors of Cell Genesys, Inc. He holds a BS and an MBA in operations research from the University of Tennessee.

        Donald G. Payan, MD, one of our co-founders, has been a member of our Board of Directors since July 1996 and has served as our Executive Vice President and Chief Scientific Officer since January 1997. From January 1997 to July 1998, he also served as our Chief Operating Officer. From July 1996 to January 1997, Dr. Payan served as our President and Chief Executive Officer. From December 1995 to May 1996, Dr. Payan was Vice President of AxyS Pharmaceuticals, Inc., a biopharmaceutical company. From September 1993 to December 1995, Dr. Payan was Executive Vice President and Chief Scientific Officer of Khepri Pharmaceuticals, Inc., which he founded and subsequently merged with AxyS Pharmaceuticals. Dr. Payan continues his association with the University of California, San Francisco, which began in 1982, where he is currently an Adjunct Professor of Medicine and Surgery. Dr. Payan holds a BS and an MD from Stanford University.

        James H. Welch became Vice President, Chief Financial Officer and Corporate Secretary in October 2001. He joined Rigel in May 1999 as Vice President, Finance and Administration. Prior to joining Rigel, Mr. Welch served as an independent consultant at various companies from June 1998 to May 1999. From February 1997 to June 1998, he served as Chief Financial Officer of Biocircuits Corporation, a manufacturer of medical diagnostic equipment, and from June 1992 to February 1997, he served as Corporate Controller of Biocircuits. Previously, Mr. Welch held various positions at NeXT Computer, Inc., most recently as Division Controller. Mr. Welch holds a BA in business administration from Whitworth College and an MBA from Washington State University.

        Raul R. Rodriguez joined us as our Vice President, Business Development in April 2000 and became our Senior Vice President, Business Development and Commercial Operations in December 2002. From 1997 to March 2000, he served as Senior Vice President, Business Development and Operations for Ontogeny, Inc., a biotechnology company. From 1994 to 1997, he served as the Executive Director, Business Development and Market Planning for Scios, Inc., a pharmaceutical company. From 1989 to 1994, Mr. Rodriguez held various positions at G.D. Searle, a pharmaceutical company. In these companies, Mr. Rodriguez held positions of increasing responsibility in the areas of business development and planning. After earning his bachelor's degree from Harvard College, he went on to earn his Masters of Public Health at the University of Illinois. Subsequently, he received his MBA at the Stanford Graduate School of Business.

        Elliott B. Grossbard, MD, joined us as Senior Vice President of Medical Development in April 2002. Prior to joining Rigel, Dr. Grossbard was Vice President, Clinical Affairs for Avigen Inc., an Alameda-based gene therapy products company. Before that, Dr. Grossbard served as Senior Vice President of Development and Vice President of Medical and Regulatory Affairs at Scios, Inc. During his tenure there, he oversaw several operational areas, including pharmacology/toxicology, quality control/quality and manufacturing/process sciences. He was also integral in the clinical development of Scios' lead compound Natrecor® (nesiritide), which was recently approved by the FDA for the treatment of acute heart failure and the preclinical development of a variety of proteins, peptides and small molecules. From 1982 through 1990, Dr. Grossbard held the positions of Associate Director, Clinical Research, and Director, Clinical Research at Genentech Inc. At Genentech, he directed the development of the thrombolytic agent, Activase® tissue plasminogen activator (TPA), from the earliest preclinical studies through clinical trials, NDA filing and FDA approval. Dr. Grossbard joined Genentech from Hoffman-LaRoche where he held various positions in clinical research. Dr. Grossbard's primary research focus at Roche was on the interferon-alpha (Roferon®) program. Prior to joining the corporate sector, Dr. Grossbard held numerous academic appointments at such leading research institutions as Memorial Sloan-Kettering and Cornell University Medical Center, including Director of the adult bone marrow transplant program at Memorial Sloan-Kettering. Dr. Grossbard received his BA from Columbia College in 1969 and his MD from Columbia University in 1973. In addition, he received a MS in Law from Yale University School of Law in 1981. He trained in Medicine at Massachusetts General Hospital and in Hematology at Columbia University and Sloan-Kettering.

        Dolly Vance was appointed General Counsel & Vice President of Intellectual Property in January of 2003. She joined Rigel in September 2000 as Rigel's first in-house counsel. From 1997 until September 2000 she was at the law firm of Flehr Hohbach Test Albritton & Herbert (now Dorsey Whitney), where she last held the position of partner. Ms. Vance also worked as an associate at the law firm of Arnall Golden & Gregory from 1995 to 1997 and at the law firm of Harness Dickey & Pierce from 1993 to 1995. Prior to law school she worked in various research laboratories, including the laboratory of Norman Davidson, at California Institute of Technology from 1988 to 1990. She holds a bachelor's degree from University of California, San Diego and a JD degree from Boston University School of Law.

        Robin D. G. Cooper joined Rigel as Senior Vice President of Pharmaceutical Sciences in January 2004. Prior to joining Rigel, Dr. Cooper held various chemistry development research positions at Eli Lilly and Company. During his 32-year career at Eli Lilly and Company, Dr. Cooper was involved in bringing five compounds to the clinic. Dr. Cooper served on a number of discovery research/management groups, which evaluated Lilly's research direction and strategic goals. From 1985-1997, Dr. Cooper also served as the discovery representative for various committees in support of external relationships and supported Lilly's corporate patent strategy. Since 1997, Dr. Cooper leveraged his extensive knowledge and expertise by founding Cooper Consulting Inc., which provides consulting services for pharmaceutical and biotechnology companies, including Pfizer Inc, Procter & Gamble, Chiron Corporation, IntraBiotics Pharmaceuticals, Inc. and Vicuron, as well as for Rigel. He is a member of the American Chemical Society, a fellow with the Chemical Society in London and a member of the editorial board of the Journal of Antibiotics. Dr. Cooper has also served as a journal reviewer for numerous peer-reviewed publications. Dr. Cooper holds a BSc from Imperial College in

London, England, a PhD from Queen Mary College/Imperial College, followed by a year with Nobel Laureate Sir Derek Barton in London. He was awarded his DSc by London University.

        Our executive officers are appointed by our Board of Directors and serve until their successors are elected or appointed. There are no family relationships among any of our directors or executive officers. Dr. Henner and Mr. Simon were appointed to our Board of Directors in connection with the closing of a private placement of common stock and warrants to purchase common stock on June 26, 2003. We are contractually obligated, for so long as MPM Capital holds at least 10% of the outstanding shares of our common stock, to use our commercially reasonable best efforts to (i) cause two designees of MPM Capital to be nominated and elected to our Board of Directors; (ii) appoint one designee to serve on the nominating committee of our Board of Directors; and (iii) appoint one designee to serve on the compensation committee of our Board of Directors. These board appointments were completed in conjunction with the closing of the private placement of common stock and warrants to purchase common stock on June 26, 2003.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's common stock as of March 31, 2004 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Outstanding Shares of Common Stock	Shares Issuable Pursuant to Options or Warrants Exercisable Within 60 Days of March 31, 2004	Percent of Total Outstanding Shares Beneficially Owned
Five percent stockholders
Entities affiliated with MPM Capital(2) 601 Gateway Blvd., Suite 350 South San Francisco, CA 94080	4,150,571	868,055	26.3%
Entities affiliated with Alta Partners(3) One Embarcadero Center, Suite 4050 San Francisco, CA 94111	1,868,233	260,417	11.5%
Entities affiliated with Frazier and Company, Inc.(4) 601 Union Street, Suite 2110 Seattle, WA 98101	1,906,871	—	10.5%
HBM BioVentures (Cayman) Ltd. Unit 10 Eucalyptus Building, Crewe Road, PO Box 30852 SMB Grand Cayman, Cayman Islands, British West Indies	957,701	173,611	6.2%
Directors and named executive officers
James M. Gower	124,706	106,249	1.3%
Dolly Vance	1,431	27,082	*
Donald G. Payan, MD	115,000	55,416	*
Raul Rodriguez	34,051	40,027	*
Elliott B. Grossbard, MD	—	36,806	*
Jean Deleage, PhD(3)	1,868,233	265,223	11.5%
Alan D. Frazier(4)	1,906,871	4,695	10.5%
Dennis Henner, PhD(2)	4,150,571	868,055	26.3%
Walter H. Moos PhD	—	11,356	*
Hollings C. Renton	—	3,333	*
Stephen A. Sherwin, MD	—	8,887	*
Nicholas Simon(2)	4,150,571	868,055	26.3%
All executive officers and directors as a group (14 people)(5)	8,208,442	1,469,225	49.2%

*
Less than one percent (1%).

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 18,209,967 shares outstanding on March 31, 2004, adjusted as required by rules promulgated by the SEC.

(2)
Includes 66,894 shares held by MPM Asset Management Investors 2003 BVIII, LLC, 232,307 shares held by MPM BioVentures III, L.P., 3,455,030 shares held by MPM BioVentures III-QP, L.P., 104,346 shares held by MPM BioVentures III Parallel Fund, L.P. and 291,994 shares held by MPM BioVentures III GmbH & Co. Beteiligungs KGM. Dr. Henner and Mr. Simon, directors of Rigel since June 26, 2003, are managing members of MPM BioVentures III LLC and MPM Asset Management Investors 2003 BVIII, LLC. MPM BioVentures III LLC is the general partner of MPM BioVentures III GP, L.P., which is the general partner of MPM BioVentures III, L.P., MPM BioVentures III-QP, L.P. and MPM BioVentures III Parallel Fund, L.P. and the Managing Limited Partner of MPM BioVentures III GmbH & Co. Beteiligungs KG. In addition to the shares set forth above, 13,990 shares of common stock are subject to purchase by MPM Asset Management Investors 2003 BVIII LLC, 48,585 shares of common stock are subject to purchase by MPM BioVentures III, L.P., 722,589 shares of common stock are subject to purchase by MPM BioVentures III-QP, L.P., 21,823 shares of common stock are subject to purchase by MPM BioVentures III Parallel Fund, L.P. and 61,068 shares of common stock are subject to purchase by MPM BioVentures III GmbH & Co. Beteiligungs KG under warrants that are currently exercisable. Each of Mr. Simon and Dr. Henner disclaims beneficial ownership of all such shares except to the extent of their respective proportionate pecuniary interests therein.

(3)
Includes 598,316 shares held by Alta California Partners, L.P., 13,668 shares held by Alta Embarcadero Partners, LLC, 1,211,676 shares held by Alta BioPharma Partners II, L.P. and 44,573 shares held by Alta Embarcadero BioPharma Partners II, LLC. Dr. Deleage, a director of Rigel since 1997, is a principal of Alta Partners and a general partner, managing director, manager or member of the foregoing funds. In addition to the shares of Rigel common stock listed above, 33,947 shares of common stock are subject to purchase by Alta California Partners, L.P., 776 shares of common stock are subject to purchase by Alta Embarcadero Partners, LLC, 217,686 shares of common stock are subject to purchase by Alta BioPharma Partners II, L.P. and 8,008 shares of common stock are subject to purchase by Alta Embarcadero BioPharma Partners II, LLC under warrants that are currently exercisable. As a managing member, partner or member of the foregoing funds, Dr. Deleage may be deemed to share voting and investment powers for the shares held by the foregoing funds. Dr. Deleage disclaims beneficial ownership of the shares held by funds affiliated with Alta Partners except to the extent of his proportionate pecuniary interest therein.

(4)
Includes 1,682 shares held by Frazier and Company, Inc., 481,397 shares held by Frazier Healthcare II, L.P., 1,416,602 shares held by Frazier Healthcare IV, L.P. and 7,190 shares held by Frazier Affiliates IV, L.P. Mr. Frazier, a director of Rigel since 1997, is the president and controlling shareholder of Frazier and Company, Inc. (the managing member of the general partner of Frazier Healthcare II, L.P.) and is a managing member of FHM IV, LLC (the general partner of FHM IV, L.P., which is the general partner of both Frazier Healthcare IV, L.P. and Frazier Affiliates IV, L.P.). As a managing member, officer, partner or member of the foregoing funds, Mr. Frazier may be deemed to share voting and investment powers for the shares held by the foregoing funds. Mr. Frazier and the Frazier entities disclaim beneficial ownership of all such shares except to the extent of their proportionate pecuniary interest therein. After giving effect to a distribution by entities affiliated with Frazier and Company, Inc. to their limited and general partners, as of April 6, 2004, the aggregate number of shares of Rigel's common stock owned by the entities affiliated with Frazier and Company, Inc. was 1,409,965, which included 3,976 shares held by Frazier and Company, Inc., 919,927 shares held by Frazier Healthcare IV, L.P., 4,665 shares held by Frazier Affiliates IV, L.P. and 481,397 shares held by Frazier Healthcare II, L.P. The aggregate number of shares owned by the entities affiliated with Frazier and Company, Inc. on April 6, 2004 represented 7.7% of the total number of shares outstanding on March 31, 2004.

(5)
See footnotes 2 through 4 above, as applicable.

CHANGE IN CONTROL

        On June 26, 2003, we completed a private placement of common stock and warrants to purchase common stock with net proceeds of $45.0 million led by MPM Capital that included Frazier Healthcare, Alta Partners and HBM BioVentures. Frazier Healthcare, Alta Partners and HBM BioVentures were stockholders of Rigel prior to the private placement. Dr. Deleage, a member of our Board of Directors, is a managing general partner of Alta Partners, and Mr. Frazier, also a member of our Board of Directors, is a managing principal of Frazier Healthcare. Dr. Deleage and Mr. Frazier abstained from participation in meetings related to and voting on the private placement and related matters brought before the Board of Directors as both directors are affiliated with investors who were negotiating the private placement with Rigel. In the private placement, we issued 7,986,110 shares of our common stock at a price of $5.76 per share and warrants to purchase an additional 1,597,221 shares of our common stock at an exercise price of $5.76 per share. As a result of the private placement, the investors obtained control over Rigel. The investors' beneficial ownership as of March 31, 2004 was approximately 52%. The investors hold the requisite percentage of our outstanding shares so as to permit them, if they choose to act in concert, to take actions requiring stockholder approval without obtaining the approval of our other stockholders. For so long as MPM Capital holds at least 10% of the outstanding shares of our common stock, we are required to use our commercially reasonable best efforts to (i) cause two designees of MPM Capital to be nominated and elected to our Board of Directors; (ii) appoint one designee to serve on the nominating committee of our Board of Directors; and (iii) appoint one designee to serve on the compensation committee of our Board of Directors. Dr. Henner and Mr. Simon, managing members of MPM BioVentures III LLC and MPM Asset Management Investors 2003 BVIII, LLC, were appointed to our Board of Directors and Nominating and Compensation Committees, respectively, on June 26, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that an initial report of ownership was filed late by each of Frazier Healthcare IV, L.P., MPM BioVentures III QP LP, MPM BioVentures III, LP, MPM BioVentures III GMBH & Co., MPM BioVentures III Parallel Fund, MPM Asset Management Investors 2003 BVIII LLC, MPM BioVentures III GP LP, MPM BioVentures III LLC, Nicholas Galakatos, Michael Steinmetz, Kurt Wheeler, Luke Evnin, Ansbert Gadicke, Robert Liptak and Nicholas Simon III.

EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

        The following table shows for the fiscal years ended December 31, 2001, 2002 and 2003, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and each of the four other most highly compensated executive officers who earned more than $100,000 during 2003:

Long Term Compensation
Annual Compensation
Name and Principal Position					Securities Underlying Options/SARS(1)		All other Compensation
	Year	Salary	Bonus
James M. Gower Chief Executive Officer, Chairman of the Board and Director	2003 2002 2001	$340,512 330,000 288,837	$	— — 50,000	270,000 — —		— — —
Donald G. Payan Executive Vice President and Chief Scientific Officer and Director	2003 2002 2001	309,625 300,000 263,833		— — 60,000	250,000 — —		— —
Elliott B. Grossbard(2) Senior Vice President, Medical Development	2003 2002 2001	283,823 206,270 —		— — —	177,778 — —	(3) (3)	— — —
Dolly A. Vance General Counsel and Vice President of Intellectual Property	2003 2002 2001	279,160 245,000 231,675		— — —	131,249 — —	(4) (4) (4)	— — —
Raul R. Rodriguez Senior Vice President, Business Development and Commercial Operations	2003 2002 2001	247,700 240,000 216,321		— — 15,000	193,889 — —	(5) (5)	— — —

(1)
Options granted in 2003 were made under our 2000 Equity Incentive Plan. The share numbers set forth in the table reflect a one-for-nine reverse split of shares of our outstanding common stock on June 24, 2003.

(2)
Dr. Grossbard began employment effective April 1, 2002.

(3)
Includes an option for 27,778 shares granted in July 2003 in connection with an option exchange approved by our stockholders that resulted in the cancellation of options for 27,778 shares originally granted in 2002.

(4)
Includes an option for 31,249 shares granted in July 2003 in connection with an option exchange approved by our stockholders that resulted in the cancellation of options for 13,889 shares originally granted in 2000, 3,472 shares originally granted in 2001, 2,777 shares originally granted in 2002 and 11,111 shares originally granted in 2003.

(5)
Includes an option for 43,889 shares granted in July 2003 in connection with an option exchange approved by our stockholders that resulted in the cancellation of options for 27,222 shares originally granted in 2000 and 16,667 shares originally granted in 2002.

Stock Option Grants and Exercises

        The following table sets forth summary information regarding the option grants made to our Chief Executive Officer and each of our four other most highly paid executive officers during 2003. Options granted to purchase shares of our common stock under our 2000 Equity Incentive Plan generally vest over a four-year period. The exercise price per share is equal to the fair market value of our common stock on the date of grant.

        The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

  •
  multiplying the number of shares of common stock under the option by the closing price of our stock on December 31, 2003 at a price of $19.20 per share;

  •
  assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

  •
  subtracting from that result the aggregate option exercise price.

        Percentages shown under "% of Total Options Granted to Employees in 2003" are based on an aggregate of 1,977,675 options granted to employees under our 2000 Equity Incentive Plan and our 2001 Non-Officer Equity Incentive Plan during 2003. The share numbers set forth in the table reflect a one-for-nine reverse split of shares of our outstanding common stock on June 24, 2003.

Option Grants in Fiscal Year Ended December 31, 2003

		Individual Grants					Potential Realizable Value at Assumed Annual Rates of Appreciation of Stock Price for Option Term
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2003
Name				Exercise Price $/Share		Expiration Date
							5%	10%
James M. Gower	270,000	13.7%			$8.25	7/16/2013	$6,048,000	$10,708,200
Donald G. Payan	250,000	12.7%			$8.25	7/16/2013	5,600,000	9,915,000
Elliott B. Grossbard	150,000 27,778	7.6 1.4	% %	$ $	8.25 9.20	7/16/2013 8/4/2006	3,360,000 352,503	5,949,000 427,503
Dolly A. Vance	100,000 31,249	5.1 1.6	% %	$ $	8.25 9.20	7/16/2013 8/4/2006	2,240,000 396,550	3,966,000 480,922
Raul R. Rodriguez	150,000 43,889	7.6 2.2	% %	$ $	8.25 9.20	7/16/2013 8/4/2006	3,360,000 556,951	5,949,000 675,452

        The following table sets forth summary information regarding the number and value of shares acquired upon exercise of options in 2003 and options held as of December 31, 2003 for our Chief Executive Officer and each of our four most highly compensated executive officers. Amounts shown in the "Value of Unexercised In-the-Money Options at December 31, 2003" column are based on the closing market price on December 31, 2003 of $19.20 per share, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the aggregate exercise price payable for the shares. The share numbers set forth in the table reflect a one-for-nine reverse split of shares of our outstanding common stock on June 24, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at December 31, 2003
					Value of Unexercised In-the-Money Options at December 31, 2003
Name	Shares Acquired on Exercise (#)	Value Realized
			Vested	Unvested	Vested	Unvested
James M. Gower	—	—	76,458	243,542	$1,148,963	$2,677,537
Donald G. Payan	13,333	$81,598	28,819	224,515	337,931	2,462,915
Elliott B. Grossbard	—	—	15,625	162,153	171,094	1,749,186
Dolly A. Vance	—	—	10,416	120,833	114,055	1,293,435
Raul R. Rodriguez	—	—	15,625	178,264	171,094	1,910,296

COMPENSATION OF DIRECTORS

        Historically, we have not provided cash compensation to members of our Board of Directors for serving on the Board of Directors or for attendance at committee meetings. The members of our Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at board meetings in accordance with Rigel policy.

        In January 2004, the Board of Directors, upon recommendation of the Compensation Committee, approved an increase in the compensation of directors. Starting in fiscal year 2004, each non-employee director of the Company will receive a yearly retainer of $15,000, the Audit Committee chair will receive an additional yearly retainer of $10,000 and the Compensation Committee chair will receive an additional yearly retainer of $5,000. In addition, each director will receive $1,000 for attending each Board of Directors meeting in person and $1,000 for each committee meeting attended in person. The Board of Directors approved these increases based upon the Compensation Committee's survey of director compensation at similar companies.

        Each of our independent directors receives stock option grants under the 2000 Non-Employee Directors' Stock Option Plan, or Directors' Plan. Only non-employee directors or their affiliates are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are not intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended.

        Option grants under the Directors' Plan are non-discretionary. Each person who is elected or appointed for the first time to be a non-employee director automatically receives, upon the date of his or her initial election or appointment to be a non-employee director by the board or Rigel stockholders, an initial grant to purchase 6,667 shares of common stock on the terms and conditions set forth in the plan. In addition, on the day following the annual meeting of stockholders each year (except for 2003, when the annual option grants were made on the closing date of the private placement of our common stock, as provided in the Directors' Plan), each non-employee director who continues to serve as a non-employee director automatically receives an annual option to purchase 1,667 shares of common stock. These share numbers reflect a one-for-nine reverse split of shares of our outstanding common stock on June 24, 2003. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of our common stock on the date of the option grant. The options vest over two years in equal monthly installments, provided that the non-employee director continues to provide services to Rigel. The term of options granted under the Directors' Plan is ten years. In the event of a merger of Rigel with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving us, each option either will continue in effect, if we are the surviving entity, or, if neither assumed nor substituted, will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.

        Pursuant to the Directors' Plan, on June 26, 2003, we granted options covering 1,667 shares of common stock to each of Jean Deleage, Walter Moos, Stephen Sherwin and Alan Frazier, each at an exercise price of $8.49 per share. In addition, on January 12, 2004, we granted an initial option covering 6,667 shares of common stock to Hollings Renton, at an exercise price of $22.54 per share. These options vest in 24 equal monthly installments beginning on the grant date.

        In January 2004, the Board of Directors, upon recommendation of the Compensation Committee, approved an annual, supplemental option grant to each non-employee director. The Board of Directors approved these supplemental option grants based upon the Compensation Committee's survey of director compensation at similar companies. Upon approval by the Board, these supplemental option grants are issued under the 2000 Equity Incentive Plan, or the 2000 Plan. Each person who is elected or appointed for the first time to be a non-employee director will receive, upon approval by the Board, an initial supplemental grant to purchase 13,333 shares of common stock on the terms and conditions set forth in the 2000 Plan. In addition, shortly following the annual meeting of stockholders each year, each non-employee director who continues to serve as a non-employee director will receive, upon approval by the Board, a supplemental option to purchase 8,333 shares of common stock. The exercise price of options granted to non-employee directors under the 2000 Plan must be at least 85% of the fair market value of our common stock on the date of the option grant. Options granted under the 2000 Plan may become exercisable in cumulative increments, or "vest," as determined by the Board. It is expected that these options will vest over two years in equal monthly installments, provided that the non-employee director continues to provide services to Rigel. The term of options granted under the 2000 Plan is ten years. In the event of a merger of Rigel with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving us, each option may be assumed or substituted by the surviving or acquiring entity. If neither assumed nor substituted, then the vesting and exercisability of any options held by participants whose service with us has not terminated will be accelerated, and any such options will terminate if not exercised prior to the transaction. All other options under the 2000 Plan also will terminate if not exercised prior to the transaction.

        Pursuant to the approval of the Board in January 2004, supplemental option grants of 8,333 shares of common stock were made to each of Drs. Deleage, Moos and Sherwin and Mr. Frazier, each at an exercise price of $23.00 per share, as compensation for their service as members of the Board in 2003. In addition, we granted an initial supplemental option covering 13,333 shares of common stock to Hollings Renton, at an exercise price of $23.00 per share, to supplement his initial grant issued under the Directors' Plan. These options vest in 24 equal monthly installments beginning on the grant date.

        Each person who is elected or appointed for the first time to be a non-employee director will receive two initial option grants: one option to purchase 6,667 shares of common stock under the Directors' Plan and one option to purchase 13,333 shares of common stock under the 2000 Plan, resulting in the grant of two options to purchase a total of 20,000 shares of common stock. In addition, each non-employee director continuing to serve as a member of the Board will receive two annual option grants: one option to purchase 1,667 shares of common stock under the Directors' Plan and one option to purchase 8,333 shares of common stock under the 2000 Plan, resulting in the grant of two options for each continuing non-employee director to purchase a total of 10,000 shares of common stock.

        In January 2004, the Board, upon recommendation of the Compensation Committee, approved an additional supplemental option grant to each of Drs. Sherwin and Moos to purchase 7,628 and 9,445 shares of common stock, respectively, at an exercise price of $24.30, under the 2000 Plan for their continued service as Board members.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

        We have an employment agreement with Dr. Payan, our Executive Vice President and Chief Scientific Officer, dated as of January 16, 1997, which was amended in March 2003. Pursuant to the terms of the amended agreement, Dr. Payan is entitled to receive an annualized base salary of $185,000 and was issued 83,333 shares of our common stock. As of January 16, 2000, all such shares were fully vested and not subject to a right of repurchase by us. Either Rigel or Dr. Payan may terminate his employment at any time for any reason. If we terminate Dr. Payan's employment without cause, he will receive a severance payment equal to his annual base salary in effect at the date of termination.

        We have an employment agreement with Dr. Grossbard, our Senior Vice President and Medical Director, dated as of March 18, 2002. Pursuant to the terms of the agreement, Dr. Grossbard is entitled to receive an annualized base salary of $275,000 and was issued an option to purchase 27,778 shares of our common stock. In 2003, all of these options were tendered for cancellation and subsequently regranted at an exercise price of $9.20 per share under the repricing plan approved by our stockholders. Either Rigel or Dr. Grossbard may terminate his employment at any time for any reason.

        The share numbers set forth above reflect a one-for-nine reverse split of shares of our outstanding common stock on June 24, 2003.

OPTION REPRICING

        In July 2003, we completed a stock option exchange program approved by our stockholders on June 20, 2003 in which we offered all of our employees (except employees on certain leaves of absence), officers, consultants and directors the opportunity to exchange outstanding options with exercise prices greater than $9.00 for new stock options at an exercise price equal to the fair market value of our common stock at the end of the offer period. We implemented the stock option exchange program because the options eligible to be exchanged had exercise prices significantly higher than the market price of our common stock, and we believed that those options were unlikely to be exercised in the near future and were not providing proper incentives to our employees, officers, consultants and directors. By providing the stock option exchange program, we intended to maximize stockholder value by creating better performance incentives for our employees, officers, consultants and directors, to improve morale and provide a proper incentive to our employees, officers, consultants and directors by realigning our compensation programs to more closely reflect current market and economic conditions. The replacement stock options vest over three years and expire on the fifth business day following the three-year anniversary of the date of grant.

        The following table shows certain information concerning the repricing of options received by all executive officers during the last ten years. The share numbers set forth in the table reflect a one-for-nine reverse split of shares of our outstanding common stock on June 24, 2003.

Ten-Year Option Repricings

Name	Exchange Date	Number of Securities Underlying Options Exchanged	Market Price of Stock at Time of Exchange		Exercise Price at Time of Exchange $/Share		New Exercise Price $/Share		Length of Original Option Term Remaining at Date of Exchange (in Months)
James M. Gower	—	—		—		—		—	—
Donald G. Payan	—	—		—		—		—	—
Elliott B. Grossbard	7/28/03	27,778		$9.20		$33.66		$9.20	105
Dolly A. Vance	7/28/03 7/28/03 7/28/03 7/28/03	13,889 3,472 2,777 11,111	$ $ $ $	9.20 9.20 9.20 9.20	$ $ $ $	81.00 51.93 41.58 9.09	$ $ $ $	9.20 9.20 9.20 9.20	86 99 102 114
Raul R. Rodriguez	7/28/03 7/28/03	27,222 16,667	$ $	9.20 9.20	$ $	40.50 12.60	$ $	9.20 9.20	79 112
James H. Welch	7/28/03	5,556		$9.20		$40.50		$9.20	78

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION2

        The Compensation Committee of the Board of Directors of Rigel Pharmaceuticals, Inc. (the "Company") is currently composed of three independent directors and, pursuant to its charter, amended and restated on October 1, 2003, is responsible for reviewing, modifying and approving the overall compensation strategy and policies for the Company. The Compensation Committee has the authority and power to: review and approve the compensation and other terms of employment of the Company's chief executive officer; recommend to the Board of Directors the compensation for the Company's directors; review and approve the corporate performance goals and objectives of the Company's other senior management; review and approve the compensation and other terms of employment of senior management; and administer the Company's equity incentive plans and grant stock options to the Company's employees and consultants pursuant to such plans.

Compensation Philosophy

        The Company's compensation program seeks to align compensation with business objectives and individual performance and to enable the Company to attract, retain and motivate all employees, including executive officers, who are expected to contribute to the long-term success of the Company. The Company's compensation philosophy is based on the principles of competitive and fair compensation and sustained performance.

        Compensation for the Company's employees, including executive officers, is set so as to be comparable and equitable with employees and executive officers having similar responsibilities at similar-sized publicly-traded biopharmaceutical companies located in Northern California. Every employee's salary is assessed annually, based on individual performance, corporate performance and the relative compensation of the employee as compared to data collected from surveys of comparable compensation levels.

Elements of Annual Compensation

        Salary.    The salary for the Company's executives officers and employees is determined by reviewing compensation for competitive positions in similar-sized publicly-traded biopharmaceutical companies in Northern California, as well as the historical compensation levels of each position. Increases in annual salaries are based on actual corporate and individual performance against targeted performance and various subjective performance criteria. Targeted performance criteria vary for each executive or employee and are based on his or her area of responsibility. Subjective performance criteria include an executive's or employee's ability to motivate others, develop the skills necessary to mature with the Company and recognize and pursue new business opportunities to enhance the Company's growth and success. The Compensation Committee does not use a specific formula based on these targeted performance and subjective criteria, but instead makes an evaluation of each employee's contributions to the long-term success of the company in light of all such criteria.

        Bonus.    Cash bonuses for the Company's executives and employees are awarded from time to time at the discretion of the Compensation Committee in the recognition of performance that the Compensation Committee determines to incrementally contribute to the Company's growth and increased stockholder value. No bonuses were authorized or paid in 2003.

2
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any filing of Rigel under the Securities Act or Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

        Long-Term Incentives.    In order to align the long-term interests of employees with those of stockholders by making them owners of the Company, the Company grants all employees, including executives, options to purchase stock. Options also align the Company's employee retention efforts with stockholder interests by playing a critical role in the retention of employees that the Compensation Committee determines to have a significant role in the success of the Company. Options are granted with an exercise price set at the fair market value of the Company's stock on the date of grant and provide economic value only when the price of the Company's stock increases above the exercise price. The size of option grants is generally intended to reflect the employee's position within the Company, the quantity and vesting status of options already held by an employee, if any, and the employee's contributions to both the creation of value and the long-term success to the Company. Options are subject to vesting provisions designed to encourage employees to remain with the Company. For the year ended December 31, 2003, options to purchase 1,022,916 shares were granted to the Company's executive officers, including in connection with the option repricing discussed below.

        All executive officers of the Company are eligible to participate in the Company's 2000 Employee Stock Purchase Program (the "Purchase Plan"). The purchase plan is available to all employees of the Company and generally permits participants to purchase shares at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to publicly-held companies for compensation in excess of $1.0 million paid to the corporation's chief executive officer and the four other most highly-compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company generally intends to structure the stock options granted to its executive officers in a manner that complies with this statute to mitigate any disallowance of deductions under Section 162(m). However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be in excess of the limit when the Compensation Committee believes such payment is appropriate, after taking into consideration changing business conditions, the officer's performance and the best interests of the Company's stockholders.

Option Repricing

        In July 2003, the Company completed a stock option exchange program approved by its stockholders on June 20, 2003 in which the Company offered all of its employees (except employees on certain leaves of absence), officers, consultants and directors, the opportunity to exchange outstanding options with exercise prices greater than $9.00 for new stock options at an exercise price equal to the fair market value of the Company' common stock at the end of the offer period. The Company implemented the stock option exchange program because the options eligible to be exchanged had exercise prices significantly higher than the market price of the Company's common stock, and the Board of Directors of the Company believed that those options were unlikely to be exercised in the near future and were not providing proper incentives to the Company's employees, officers, consultants and directors. By providing the stock option exchange program, the Company intended to maximize stockholder value by creating better performance incentives for the Company's employees, officers, consultants and directors, to improve morale and provide a proper incentive to the Company's employees, officers, consultants and directors by realigning the Company's compensation programs to more closely reflect current market and economic conditions. The replacement stock options vest over three years and expire on the fifth business day following the three-year anniversary of the date of grant.

Compensation for Mr. James Gower, Chairman and CEO

        The Compensation Committee believes that Mr. Gower's salary for the year ended December 31, 2003 was consistent with the criteria described above and with the Compensation Committee's evaluation of his overall leadership and management of the Company. Mr. Gower was granted options to purchase 270,000 shares of the Company's common stock as compensation for fiscal year 2003. Based on compensation data for comparable companies and the Compensation Committee's assessment of his past performance and its expectations as to his future contributions in directing the Company's long-term success, Mr. Gower's annual salary was increased from $330,000 in 2002 to $340,512 in 2003. Mr. Gower did not receive a cash bonus as compensation for his services during fiscal year 2003.

Summary

        The Compensation Committee believes that the Company's compensation policy has been successful in attracting and retaining qualified employees and in tying compensation directly to corporate performance relative to corporate goals. The Compensation Committee believes that the Company is maintaining competitive salaries and incentives for the Company's employees and executive officers. The Company expects its compensation practices and policies to continue to evolve over time as it attempts to satisfy the expectations and needs of its employees while maintaining the Company's focus on building long-term stockholder value in a highly competitive and rapidly changing business environment.

        The undersigned members of the Compensation Committee have submitted this Report of the Compensation Committee:

                      Jean Deleage, PhD
                      Walter H. Moos, PhD
                      Nicholas Simon, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Our Compensation Committee currently consists of three independent directors: Drs. Deleage and Moos and Mr. Simon. No member of the Compensation Committee is currently, or ever has been, an officer or employee of Rigel. No executive officer of Rigel has served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

        On June 26, 2003, we completed a private placement of common stock and warrants to purchase common stock led by MPM Capital that included Frazier Healthcare, Alta Partners and HBM BioVentures. Frazier Healthcare, Alta Partners and HBM BioVentures were stockholders of Rigel prior to the private placement. Dr. Deleage, a member of our Board of Directors and our Compensation Committee, is a managing general partner of Alta Partners. Dr. Deleage abstained from participation in meetings related to and voting on the private placement and related matters brought before the Board of Directors as he is affiliated with Frazier Healthcare, an investor who was negotiating the private placement with Rigel. In addition, Mr. Simon, a managing member of MPM BioVentures III LLC and MPM Asset Management Investors 2003 BVIII, LLC, two investors affiliated with MPM Capital, was appointed to our Board of Directors and our Compensation Committee in compliance with a contractual obligation that for so long as MPM Capital holds at least 10% of the outstanding shares of our common stock, we are required to use our commercially reasonable best efforts to (i) cause two designees of MPM Capital to be nominated and elected to our Board of Directors; (ii) appoint one designee to serve on the nominating committee of our Board of Directors; and (iii) appoint one designee to serve on the compensation committee of our Board of Directors.

PERFORMANCE MEASUREMENT COMPARISON3

        The rules of the SEC require that we include in our proxy statement a line-graph presentation comparing cumulative stockholder returns on our common stock with the Nasdaq Composite Index (which tracks the aggregate price performance of equity securities of companies traded on the Nasdaq) and either a published industry or line-of-business standard index or an index of peer companies selected by us. We have elected to use the Nasdaq Biotechnology Index (consisting of a group of approximately 75 companies in the biotechnology sector) for purposes of the performance comparison that appears below.

        The graph shows the cumulative total stockholder return assuming the investment of $100 and the reinvestment of dividends and is based on the returns of the component companies weighted according to their market capitalizations as of the end of each period for which returns are indicated. No dividends have been declared on our common stock. The graph commences as of December 31, 2000. The stockholder return shown on the graph below is not necessarily indicative of future performance, and we do not make or endorse any predictions as to future stockholder returns.

Comparison of Quarterly Cumulative Total Return on Investment

3
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any filing of Rigel under the Securities Act or Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

CERTAIN TRANSACTIONS

        On June 26, 2003, Rigel completed a private placement with net proceeds of approximately $45 million led by MPM Capital that included Frazier Healthcare, Alta Partners and HBM BioVentures. Frazier Healthcare, Alta Partners and HBM BioVentures were stockholders of Rigel prior to the private placement. Dr. Deleage, a member of our Board of Directors, is a managing general partner of Alta Partners, and Mr. Frazier, also a member of our Board of Directors, is a managing principal of Frazier Healthcare. In the private placement, we issued 7,986,110 shares of our common stock at a price of $5.76 per share and warrants to purchase an additional 1,597,221 shares of our common stock at an exercise price of $5.76 per share. As a condition to the investors' execution of a purchase agreement providing for the private placement, certain of our stockholders who are affiliates of Rigel, including Alta Partners, Frazier Healthcare, James M. Gower, our chief executive officer and chairman of the board, and Donald G. Payan, our executive vice president and chief scientific officer and a director, entered into voting agreements with MPM Capital that required these stockholders to vote all of their shares of common stock in favor of approval of proposals related to the private placement at the 2003 Annual Meeting of Stockholders. Dr. Deleage and Mr. Frazier abstained from participation in meetings related to and voting on the private placement and related matters brought before the Board of Directors as both directors are affiliated with investors who were negotiating the private placement with Rigel. In connection with the closing of a private placement on June 26, 2003, Dr. Henner and Mr. Simon were appointed to our Board of Directors, Dr. Henner was appointed to our Nominating Committee and Mr. Simon was appointed to our Compensation Committee. We are contractually obligated, for so long as MPM Capital holds at least 10% of the outstanding shares of our common stock, to use our commercially reasonable best efforts to (i) cause two designees of MPM Capital to be nominated and elected to our Board of Directors; (ii) appoint one designee to serve on the nominating committee of our Board of Directors; and (iii) appoint one designee to serve on the compensation committee of our Board of Directors. In addition, or so long as MPM Capital holds at least 10% of the outstanding shares of our common stock, MPM Capital will be entitled to appoint a representative to attend all of the regularly scheduled meetings of our Board of Directors in a non-voting observer capacity. Frazier Healthcare is also entitled to certain management consultation, inspection and board observer rights.

        MPM BioVentures III, L.P., MPM BioVentures III-QP, L.P., MPM BioVentures III GmbH & Co. Parallel, MPM BioVentures III Parallel Fund, L.P., MPM Asset Management Investors 2003 BVIII LLC, MPM BioEquities Master Fund, L.P., Alta California Partners, L.P., Alta Embarcadero Partners, LLC, Alta BioPharma Partners II, L.P., Alta Embarcadero BioPharma Partners II, LLC, Frazier Healthcare IV, L.P., Frazier Affiliates IV, L.P. and HBM BioVentures (Cayman) Ltd. (the "Investors") are entitled to certain rights with respect to registration under the Securities Act of shares of our common stock that they hold. These rights are provided under a Second Investor Rights Agreement, dated June 26, 2003. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, these holders are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration. In addition, these holders may require us, at our expense, and on not more than three occasions and subject to certain limitations, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration. Further, these holders may require us at our expense to register their shares on Form S-3, subject to certain limitations. Pursuant to the registration rights set forth in Section 2.1 of the Second Investor Rights Agreement, we registered an aggregate of 9,583,331 shares of common stock held by the Investors. These shares were registered on a Registration Statement on Form S-3 filed with the SEC on July 10, 2003 (File No. 333-106942), declared effective by the SEC on July 23, 2003 and a prospectus was filed that same day. A preliminary prospectus supplement was filed on February 9, 2004 and a final prospectus supplement was filed on February 20,

2004 in connection with a public offering of a portion of the registered shares. In addition to the registration rights described above, pursuant to the Second Investor Rights Agreement, each Investor, so long as it holds at least 10% of our outstanding common stock, will have the right to participate in certain securities offerings we do by purchasing its pro rata share of any common or preferred stock or other securities issued by us in the future. Such right of participation will be subject to certain customary exclusions. In addition, we will be prohibited from offering participation rights, rights of first refusal, rights of first offer or similar rights to any holder or prospective holder of our securities on terms more favorable than, or in preference to, the participation rights granted to the Investors.

        We have entered into indemnification agreements with our directors and certain officers for the indemnification and advancement of expenses to these persons to the fullest extent permitted by law. We also intend to enter into those agreements with our future directors and officers.

        We have an employment agreement with Dr. Payan, our Executive Vice President and Chief Scientific Officer, dated as of January 16, 1997, which was amended in March 2003. Pursuant to the terms of the amended agreement, Dr. Payan is entitled to receive an annualized base salary of $185,000 and was issued 83,333 shares of our common stock. As of January 16, 2000, all such shares were fully vested and not subject to a right of repurchase by us. Either Rigel or Dr. Payan may terminate his employment at any time for any reason. If we terminate Dr. Payan's employment without cause, he will receive a severance payment equal to his annual base salary in effect at the date of termination.

        We have an employment agreement with Dr. Grossbard, our Senior Vice President and Medical Director, dated as of March 18, 2002. Pursuant to the terms of the agreement, Dr. Grossbard is entitled to receive an annualized base salary of $275,000 and was issued an option to purchase 27,778 shares of our common stock. In 2003, all of these options were tendered for cancellation and subsequently regranted at an exercise price of $9.20 per share under the repricing plan approved by our stockholders. Either Rigel or Dr. Grossbard may terminate his employment at any time for any reason.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Rigel stockholders may be "householding" our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to: Secretary, Rigel Pharmaceuticals, Inc., 1180 Veterans Boulevard, South San Francisco, CA 94080 or contact Secretary, Rigel Pharmaceuticals, Inc. at (650) 624-1100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

        Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

James H. Welch Secretary
April 29, 2004

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 is available without charge upon written request to: Investor Relations, Rigel Pharmaceuticals, Inc., 1180 Veterans Boulevard, South San Francisco, CA 94080.

Appendix A

RIGEL PHARMACEUTICALS, INC.

AMENDED AND RESTATED
CHARTER OF THE AUDIT COMMITTEE

Adopted as of October 1, 2003

PURPOSE AND POLICY

        The primary purpose of the Audit Committee (the "Committee") shall be to act on behalf of the board of directors (the "Board") of Rigel Pharmaceuticals, Inc. (the "Company") in fulfilling the Board's oversight responsibilities with respect to the Company's corporate accounting, financial reporting practices and audits of financial statements, the quality and integrity of the Company's financial statements and reports, and the qualifications, independence and performance of the firm of certified public accountants engaged as the Company's independent outside auditors (the "Auditors"). The Committee shall also provide oversight assistance in connection with legal and ethical compliance programs as established by management and the Board. The Committee shall also be designated as the Company's Qualified Legal Compliance Committee (the "QLCC") within the meaning of Rule 205.2(k) of Title 17, Chapter II of the Code of Federal Regulations (the "Rules of Professional Conduct"). The operation of the Committee shall be subject to the bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

        The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Committee and the Auditors and the Company's financial management.

COMPOSITION

        The Committee shall consist of at least three (3) members of the Board. The members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market ("Nasdaq") applicable to Committee members as in effect from time to time, when and as required by Nasdaq. At least one member shall satisfy the applicable Nasdaq financial experience requirements as in effect from time to time and at least one member shall be an "audit committee financial expert," as defined by rules and regulations set forth by the United States Securities and Exchange Commission (the "SEC").

MEETINGS AND MINUTES

        The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each in-person or telephonic meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting.

AUTHORITY

        The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to retain, at the Company's expense, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall have authority to initiate investigations, to provide notices, including notices to the SEC, to retain experts, to recommend that the Company implement remedial or other appropriate actions and otherwise to carry out its responsibilities as a QLCC. The Committee shall have authority to require that any of the Company's personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company, attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants.

RESPONSIBILITIES

        The Committee shall oversee the Company's financial reporting process on behalf of the Board, shall have direct responsibility for the oversight of the Auditors and shall report the results of its activities to the Board. The Committee's functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee's purpose and policy, the Committee shall, to the extent the Committee deems necessary or appropriate, be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

        1.    To evaluate the performance of the Auditors, to assess their qualifications (including their internal quality-control procedures) and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new auditors for the ensuing year.

        2.    To determine and approve engagements of the Auditors, prior to commencement of such engagement, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid to the Auditors and have the authority to negotiate on behalf of the Company, of the Auditors' engagement letters, which approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

        3.    To determine and approve engagements of the Auditors, prior to commencement of such engagement (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

        4.    To monitor the rotation of the partners of the Auditors on the Company's audit engagement team as required by applicable laws and rules and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

        5.    At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors' objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

        6.    To evaluate employment by the Company of individuals formerly employed by the Company's Auditors and engaged on the Company's account.

        7.    To review, upon completion of the audit, the financial statements proposed to be included in the Company's Annual Report on Form 10-K to be filed with the SEC and to recommend whether or not such financial statements should be so included.

        8.    To discuss with management and the Auditors the results of the annual audit, including the Auditors' assessment of the quality, not just acceptability, of accounting principles; the reasonableness of significant judgments and estimates (including material changes in estimates); any material audit adjustments proposed by the Auditors and immaterial adjustments proposed by the Auditors or discovered by management which were not recorded; the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards; and all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the Auditors.

        9.    To discuss with management and the Auditors the results of the Auditors' review of the Company's quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the SEC of the Company's Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Audit Committee by the Auditors under generally accepted auditing standards.

        10.    To review and discuss with management and the Auditors, in the context of a meeting of the Committee or otherwise as appropriate, the Company's disclosures contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in its periodic reports before they are filed with the SEC.

        11.    To inquire of and discuss with management the process followed and any action taken by the Company's disclosure committee with respect to the Company's quarterly and annual reports filed with the SEC. The Committee shall also discuss with the Company's Chief Executive Officer and Chief Financial Officer the Section 302 and Section 906 certifications required by the Sarbanes-Oxley Act of 2002, as may be amended.

        12.    To review and discuss with management and the Auditors, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made. The Chair of the Committee may represent the entire Committee for purposes of this discussion.

        13.    To review with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under accounting principles generally accepted in the United States ("GAAP") related to material items discussed with management and any other significant reporting issues and judgments.

        14.    To review and discuss with management and the Auditors, as appropriate, the Company's guidelines and policies with respect to risk assessment and risk management, including the Company's major financial risk exposures and the steps taken by management to monitor and control these exposures.

        15.    To evaluate the cooperation received by the Auditors during their audit examination, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information.

        16.    To review with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management's response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

        17.    To review with the Auditors and management any conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any such conflicts regarding financial reporting.

        18.    To confer with the Auditors and with the management regarding the scope, adequacy and effectiveness of internal financial reporting controls and procedures in effect, including any special audit steps taken in the event of material control deficiencies. The Committee shall also review with the Auditors and management the annual internal control report of management and the Auditors' attestation report proposed to be included in the Company's Annual Reports on Form 10-K to be filed with the SEC.

        19.    Periodically, to meet in separate sessions with the Auditors and management to discuss any matters that the Committee, the Auditors or management believe should be discussed privately with the Committee.

        20.    To consider and review with management, the Auditors, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company's financial statements or accounting policies.

        21.    To oversee established procedures, when and as required by applicable laws and rules, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees, consultants, vendors, etc. of concerns regarding questionable accounting or auditing matters.

        22.    To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company's financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

        23.    To review the results of management's efforts to monitor compliance with the Company's programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Conduct, including review and approval of related-party transactions as required by Nasdaq rules.

        24.    To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

        25.    To prepare the report required by the rules of the SEC to be included in the Company's annual proxy statement.

        26.    To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

        27.    To report to the Board of Directors with respect to material issues that arise regarding the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance or independence of the Company's Auditors or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

        28.    To adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Rule 205.3 of the Rules of Professional Conduct.

        29.    To carry out the responsibilities of a QLCC as set forth in the Rules of Professional Conduct.

        30.    To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

It shall be the responsibility of management to prepare the Company's financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee's responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

RIGEL PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, JUNE 10, 2004
10:00 A.M.

1180 VETERANS BOULEVARD
SO. SAN FRANCISCO, CA 94080

RIGEL PHARMACEUTICALS, INC. 1180 VETERANS BOULEVARD SO. SAN FRANCISCO, CA 94080	proxy

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON JUNE 10, 2004.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint James M. Gower and James H. Welch, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before our Annual Meeting and all adjournments.

SEE REVERSE FOR VOTING INSTRUCTIONS.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 9, 2004.

•
Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/rigl/ — QUICK *** EASY *** IMMEDIATE

•
Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 9, 2004.

•
Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Rigel Pharmaceuticals, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.
Please detach here
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.	Election of directors:	01 Jean Deleage, Ph.D.	02 Alan D. Frazier	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)
2.	Ratification of the selection of Ernst & Young LLP as Rigel's independent auditors for the fiscal year ending December 31, 2004.			☐ For ☐ Against ☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box Indicate changes below:		☐		Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
MANAGEMENT
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Fiscal Year Ended December 31, 2003
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Ten-Year Option Repricings
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION2
Comparison of Quarterly Cumulative Total Return on Investment
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
  Appendix A
AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE